EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jamba, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160597 and 333-139645) on Form S-3 and the registration statements (Nos. 33-167449 and 333-189147 and 333-139128) on Form S-8 of Jamba, Inc. of our reports dated March 14, 2016, with respect to the consolidated balance sheets of Jamba, Inc. as of December 29, 2015 and December 30, 2014, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the fiscal years ended December 29, 2015, December 30, 2014, and December 31, 2013 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 29, 2015, which reports appear in the December 29, 2015 annual report on Form 10-K of Jamba Inc.

/s/ KPMG LLP

San Francisco, California

March 14, 2016